AEP Industries Inc. Reports Fiscal 2014 Results

MONTVALE, N.J., Jan. 14, 2015 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its fiscal year ended October 31, 2014.

Net sales for fiscal 2014 increased $49.1 million, or 4%, to $1,193.0 million from $1,143.9 million for fiscal 2013. The increase was the result of a 6% increase in average selling prices partially offset by a 1% decrease in sales volume compared to the prior year. The decrease in sales volume is primarily the result of the challenging economic conditions in recent years and the unprecedented six price increases totaling $0.23 per pound in polyethylene resin since November 1, 2012.

Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, "In fiscal 2014, we benefited from cost reduction initiatives conducted in fiscal 2013 and continued to build on those actions this fiscal year by further reducing costs and streamlining our operations. At the same time, we made solid investments in our business, manufacturing facilities and product lines to position AEP for continued growth. We believe in the long term prospects for our business and that our capital expenditures and cost cutting initiatives during the past three years have well-positioned us to accommodate expected growing demand. We are optimistic that our cash flows in fiscal 2015 will improve as cost cutting initiatives are realized, major capital expenditure projects decline, and we believe margins will improve as the resin markets stabilize and volume grows."

Gross profit for fiscal 2014 was $121.9 million, a decrease of $32.6 million, or 21%, compared to the prior fiscal year. Excluding the impact of the LIFO reserve change of $6.3 million during the periods and an increase in depreciation expense of $3.1 million, gross profit decreased $35.8 million resulting primarily from the Company's inability to pass through the entirety of increased resin costs on a timely basis to its customers, higher manufacturing costs, primarily utilities and insurance, and lower volumes sold.

Operating expenses for fiscal 2014 were $113.9 million, a decrease of $7.2 million, or 6%, compared to the prior fiscal year. The decrease is primarily due to a decrease in share-based compensation costs associated with the Company's stock options and performance units, a decrease in provisions related to employee cash performance incentives, a decrease in salaries and severance costs associated with the Webster Industries acquisition and a decrease in delivery expense primarily due to lower volumes sold, lower fuel costs and greater use of the Company's internal fleet, partially offset by an increase in bad debt expense primarily related to the full provision of a note receivable owed from a distributor estimated to be uncollectible.

During the fiscal year 2013 relocation of equipment purchased from Transco in Quebec, Canada to the Company's Bowling Green, Kentucky facility, a print press was damaged in transit. The damages sustained resulted in a delay in the start-up of the machinery and the Company's inability to supply certain customers. The Company filed a business interruption claim related to the lost margins from this incident. During the third quarter of 2014, the Company collected $2,050,000 in business interruption recoveries, which is recorded as a component of operating income in the consolidated statement of operations for the fiscal year ended October 31, 2014.

Interest expense for fiscal 2014 was $19.6 million, an increase of $0.9 million as compared to the prior fiscal year resulting primarily from higher average borrowings under the Company's credit facility during the comparable periods.

Net (loss) income for fiscal 2014 was a loss of $5.5 million, or $(1.03) per diluted share, as compared to net income of $10.7 million, or $1.92 per diluted share in fiscal 2013. Fiscal 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $46.1 million in fiscal 2014 as compared to $75.9 million in fiscal 2013.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Fiscal 2014	Fiscal 2013
	(in thousands)	(in thousands)

Net (loss) income	$ (5,506)	$ 10,748
(Benefit) provision for income taxes	(3,934)	5,215
Interest expense	19,571	18,713
Depreciation and amortization expense	31,507	28,592
Increase in LIFO reserve	3,647	9,910
Gain on bargain purchase of a business	-	(1,001)
Other non-operating income	(270)	(359)
Share-based compensation	1,073	4,060
Adjusted EBITDA	$ 46,088	$ 75,878

The Company invites all interested parties to listen to its fiscal 2014 conference call live over the Internet at www.aepinc.com on January 15, 2015, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 54431724. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the ability to pass raw material price increases to customers in full or in a timely fashion, the ability to implement non-resin price increases with customers, the availability of raw materials, competition in existing and future markets, disruptions in the global economic and financial market environment and limited contractual relationships with customers. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2014, to be filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED OCTOBER 31, 2014 AND 2013
(in thousands, except per share data)

	2014	2013
NET SALES	$1,192,990	$1,143,852
COST OF SALES	1,071,085	989,380
Gross profit	121,905	154,472
OPERATING EXPENSES:
Delivery	51,589	53,546
Selling	36,550	38,825
General and administrative	25,772	28,770
Total operating expenses	113,911	121,141
OTHER OPERATING INCOME (EXPENSE):
Business interruption insurance recovery	2,050	—
Loss on sales of property, plant and equipment, net	(183)	(15)
Operating income	9,861	33,316
OTHER INCOME (EXPENSE):
Interest expense	(19,571)	(18,713)
Gain on bargain purchase of a business	—	1,001
Other, net	270	359
(Loss) income before benefit (provision) for income taxes	(9,440)	15,963
BENEFIT (PROVISION) FOR INCOME TAXES	3,934	(5,215)
Net (loss) income	$(5,506)	$10,748
BASIC (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(1.03)	$1.93
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(1.03)	$1.92

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com